Spend Life Wisely Funds Investment Trust 485BPOS

Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 29, 2025, relating to the financial statements and financial highlights of Wisdom Short Term Government Fund, a series of Spend Life Wisely Funds Investment Trust (formerly known as Ranger Funds Investment Trust), which are included in Form N-CSR for the year ended July 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

December 1, 2025